Exhibit 10.5

Confidential

Interoffice Memorandum

To:	Personnel File

From:	David M. Wurzer, EVP, Chief Financial Officer and Treasurer

Date:	January 24, 2007

Re:	Amendment to Employment Agreement dated September 1, 2006

I, David M. Wurzer, (“the Executive”) signed an Employment Agreement (“the Agreement”) with my employer, CuraGen Corporation (“the Company”), on or about September 1, 2006, providing that the Executive’s initial base salary shall be subject to increases by the Board of Directors, which shall review the salary periodically. Therefore, pursuant to the minutes of the January 24, 2007, Meeting of the Compensation Committee of the Board of Directors, the Executive’s 2007 base salary will be adjusted to $318,000 per year, payable in bi-weekly installments.

Unless explicitly changed in the Addendum dated January 24, 2007, all other terms of the Agreement shall remain in full force and effect.

/s/ David M. Wurzer
David M. Wurzer

/s/ Frank M. Armstrong, MD
Frank M. Armstrong, MD